Exhibit 10.3

FOURTEENTH AMENDMENT TO LEASE
THIS FOURTEENTH AMENDMENT TO LEASE (this “Amendment”) is entered into as of this 25th day of October, 2013 (the “Execution Date”), by and between BMR-LANDMARK AT EASTVIEW LLC, a Delaware limited liability company (“Landlord”), and REGENERON PHARMACEUTICALS, INC., a New York corporation (“Tenant”).
RECITALS
A.WHEREAS, Landlord and Tenant entered into that certain Lease dated as of December 21, 2006, as amended by that certain First Amendment to Lease dated as of October 24, 2007, that certain Second Amendment to Lease dated as of September 30, 2008, that certain Third Amendment to Lease dated as of April 29, 2009, that certain Fourth Amendment to Lease dated as of December 3, 2009, that certain Fifth Amendment to Lease dated as of February 11, 2010, that certain Sixth Amendment to Lease dated as of June 4, 2010, that certain Seventh Amendment to Lease dated as of December 22, 2010, that certain Eighth Amendment to Lease dated as of August 1, 2011, that certain Ninth Amendment to Lease dated as of September 30, 2011 (the “Ninth Amendment”), that certain Tenth Amendment to Lease dated as of October 25, 2012 (the “Tenth Amendment”), that certain Eleventh Amendment to Lease dated as of April 3, 2013, that certain Twelfth Amendment to Lease dated as of May 31, 2013 and that certain Thirteenth Amendment to Lease dated as of May 31, 2013 (collectively, and as the same may have been further amended, amended and restated, supplemented or modified from time to time, the “Lease”), whereby Tenant leases certain premises (the “Premises”) from Landlord at 735, 745, 755, 765 and 777 Old Saw Mill River Road in Tarrytown, New York (collectively, the “Buildings” and each, a “Building”);
B.WHEREAS, Landlord has completed the 777-02 Landlord Work (as defined in the Tenth Amendment) and, therefore, the Term with respect to the 777-02 Premises (as defined in the Tenth Amendment) has commenced;
C.WHEREAS, Tenant desires Landlord to complete additional work in the 777-02 Premises;
D.WHEREAS, Landlord and Tenant desire to modify Tenant’s termination rights with respect to the 10th Amendment Swing Space (as defined in the Tenth Amendment); and
E.WHEREAS, Landlord and Tenant desire to modify and amend the Lease only in the respects and on the conditions hereinafter stated.
AGREEMENT
NOW, THEREFORE, Landlord and Tenant, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, agree as follows:

BMR form dated 2/1/13

1.Definitions. For purposes of this Amendment, capitalized terms shall have the meanings ascribed to them in the Lease unless otherwise defined herein. The Lease, as amended by this Amendment, is referred to herein as the “Amended Lease.”
2. 777-02 Premises. Landlord and Tenant acknowledge and agree that (a) Landlord has tendered possession of the 777-02 Premises to Tenant in compliance with all of the terms and conditions of the Amended Lease and with the 777-02 Landlord Work substantially complete and (b) the 777-02 Premises Commencement Date is March 12, 2013.
3.Additional 777-02 Landlord Work.
(a)     Landlord shall, at Landlord’s sole cost and expense, cause the work described on attached Exhibit A (the “Additional 777-02 Landlord Work”) to be completed in the 777-02 Premises. Landlord shall commence the Additional 777-02 Landlord Work as soon as reasonably practicable after the Execution Date and shall diligently continue such work until completion (subject to Tenant’s rights pursuant to Section 3(b) below). Tenant acknowledges that Landlord will be constructing the Additional 777-02 Landlord Work in the 777-02 Premises during Tenant’s occupancy thereof. Tenant shall permit Landlord to enter the 777-02 Premises at all times (including during business hours) to construct the Additional 777-02 Landlord Work, and Tenant shall otherwise reasonably cooperate with Landlord throughout the construction process to enable Landlord to complete the Additional 777-02 Landlord Work in a timely and efficient manner. In accessing the 777-02 Premises and constructing the Additional 777-02 Landlord Work, Landlord shall reasonably cooperate with Tenant so as to cause as little interference to Tenant as is reasonably possible; provided, however, that in no event shall Landlord’s construction of the Additional 777-02 Landlord Work in the 777-02 Premises (a) cause Rent to abate under the Amended Lease or (b) constitute a forcible or unlawful entry, a detainer or an eviction of Tenant. In the event that Tenant fails to comply with any of its obligations under this Section and such failure causes Landlord to incur additional costs with respect to the Additional 777-02 Landlord Work, Tenant shall pay to Landlord as Additional Rent the amount of any such additional costs within thirty (30) days of receiving an invoice from Landlord.
(b)    If Landlord has not completed the Additional 777-02 Landlord Work on or before February 14, 2014, then Tenant may (but is not obligated to) notify Landlord that Tenant intends to complete such Additional 777-02 Landlord Work, which notice shall contain a reference to this Section 3(b) (a “777-02 Self-Help Warning Notice”). If, five (5) business days after receiving the 777-02 Self-Help Warning Notice, Landlord has still not completed the Additional 777-02 Landlord Work, then notwithstanding anything to the contrary in the Lease (including this Amendment), Tenant may complete such Additional 777-02 Landlord Work (the “777-02 Self-Help Work”) and shall have reasonable access to all portions of the 777 Building necessary to complete such work, provided that: (a) the 777-02 Self-Help Work shall not adversely affect (even in a de-minimis manner) any other tenant or any Utilities, except to the extent set forth in the plans and drawings for the Additional 777-02 Landlord Work; (b) Tenant shall act in a commercially reasonable manner and diligently endeavor to minimize the cost of the 777-02 Self-Help Work; and (c) Tenant shall complete the 777-02 Self-Help Work (i) in a good and workmanlike manner, (ii) in compliance with Applicable Laws and (iii) in accordance with the plans attached to this Amendment as Exhibit

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A. Notwithstanding the foregoing, Tenant shall not engage in 777-02 Self-Help Work involving building systems that serve both Tenant and any other tenant, except to the extent set forth in the plans and drawings for the Additional 777-02 Landlord Work. Landlord shall promptly reimburse Tenant (or allow Tenant a credit against Basic Annual Rent) for Tenant’s actual, reasonable, necessary, and reasonably documented cost of any 777-02 Self-Help Work.

4.Termination Option (10th Amendment Swing Space). Section 3.8 of the Tenth Amendment is hereby deleted in its entirety and replaced with the following:
“3.8    Subject to all of the terms and conditions of this Section 3.8, Tenant shall be entitled to terminate (with no penalty) the Amended Lease with respect to one or both of (a) the 777-02 Premises and (b) the Additional 01 Premises together with the 01 Premises ((a) and (b), collectively, the “10th Amendment Swing Space”); provided, however, that in no event shall any such termination be effective prior to December 31, 2018. Tenant shall exercise such right, if at all, by providing Landlord with at least nine (9) months’ advance written notice, which notice shall set forth the applicable space being terminated (the “Terminated Space”) and the effective date of such termination (the “Termination Date”). If, in such notice, Tenant elects to terminate the Amended Lease with respect to only (a) or (b) of the 10th Amendment Swing Space, then Tenant may elect to terminate the Amended Lease with respect to the other portion (and not less than the entire other portion) of the 10th Amendment Swing Space at a later date, in accordance with this Section 3.8. On or before the applicable Termination Date, Tenant shall surrender the applicable Terminated Space in the condition required under the Amended Lease. From and after the applicable Termination Date, (x) the Lease shall terminate and be of no further force and effect with respect to the applicable Terminated Space, except for those provisions that expressly survive the expiration or earlier termination thereof, (y) the applicable Terminated Space shall be removed from the Premises and (z) Tenant’s Pro Rata Shares shall be adjusted accordingly.”
5.Deletion of Termination Options. Notwithstanding anything to the contrary in the Amended Lease, Section 3 of the Ninth Amendment, Section 3.1 of the Tenth Amendment and Section 3.7 of the Tenth Amendment are hereby deleted in their entirety and shall no longer be of any further force or effect.
6.Broker. Tenant represents and warrants that it has not dealt with any broker or agent in the negotiation for or the obtaining of this Amendment, other than Studley Inc. (“Broker”); provided, however, Broker is not entitled to a leasing commission in connection with this Amendment. Tenant agrees to indemnify, defend and hold Landlord harmless from any and all cost or liability for compensation claimed by any such broker or agent (including Broker) employed or engaged by it or claiming to have been employed or engaged by it in connection with this Amendment.
7.No Default. Tenant represents, warrants and covenants that, to the best of Tenant’s knowledge, Landlord and Tenant are not in default of any of their respective obligations under the Lease and no event has occurred that, with the passage of time or the giving of notice (or both) would constitute a default by either Landlord or Tenant thereunder.

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8.Notices. Tenant confirms that, notwithstanding anything in the Lease to the contrary, notices delivered to Tenant pursuant to the Amended Lease should be sent to:
Regeneron Pharmaceuticals, Inc.
777 Old Saw Mill River Road
Tarrytown, New York 10591
Attn: General Counsel;

with a copy to:

Regeneron Pharmaceuticals, Inc.
777 Old Saw Mill River Road
Tarrytown, New York 10591
Attn: Vice President of Facilities.

9.Effect of Amendment. Except as modified by this Amendment, the Lease and all the covenants, agreements, terms, provisions and conditions thereof shall remain in full force and effect and are hereby ratified and affirmed. The covenants, agreements, terms, provisions and conditions contained in this Amendment shall bind and inure to the benefit of the parties hereto and their respective successors and, except as otherwise provided in the Lease, their respective assigns. In the event of any conflict between the terms contained in this Amendment and the Lease, the terms herein contained shall supersede and control the obligations and liabilities of the parties. From and after the date hereof, the term “Lease” as used in the Lease shall mean the Lease, as modified by this Amendment.
10.Miscellaneous. This Amendment becomes effective only upon execution and delivery hereof by Landlord and Tenant. The captions of the paragraphs and subparagraphs in this Amendment are inserted and included solely for convenience and shall not be considered or given any effect in construing the provisions hereof. All exhibits hereto are incorporated herein by reference. Submission of this instrument for examination or signature by Tenant does not constitute a reservation of or option for a lease, and shall not be effective as a lease, lease amendment or otherwise until execution by and delivery to both Landlord and Tenant.
11.Counterparts. This Amendment may be executed in one or more counterparts, each of which, when taken together, shall constitute one and the same document.
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IN WITNESS WHEREOF, Landlord and Tenant have hereunto set their hands as of the date and year first above written, and acknowledge that they possess the requisite authority to enter into this transaction and to execute this Amendment.
LANDLORD:
BMR-LANDMARK AT EASTVIEW LLC,
a Delaware limited liability company

By:	/s/ Jonathan P. Klassen
Name:	Jonathan P. Klassen
Title:	Senior Vice President

TENANT:
REGENERON PHARMACEUTICALS, INC.,
a New York corporation

By:	/s/ Murray A. Goldberg
Name:	Murray A. Goldberg
Title:	Senior Vice President

EXHIBIT A

ADDITIONAL 777-02 LANDLORD WORK

SECTION 23 09 00

BUILDING AUTOMATION AND AUTOMATIC
TEMPERATURE CONTROL SYSTEMS

PART 1 -GENERAL

1.1 GENERAL REQUIREMENTS

A.	This Section is coordinated with and complementary to the General Conditions and Supplementary General Conditions of the Work, wherever applicable to Mechanical Work.

B.	Section 23 05 02- Basic Mechanical Requirements shall apply.

1.2     DESCRIPTION

A.
The work described under this division is for all labor, materials, and equipment required for the construction of the Building Management System (BMS or BAS/Automatic Temperature Control/(ATC) system.

B.	The system shall be complete in all respects, tested and ready for operation.

C.	All materials, equipment and apparatus shall be new and of first-class quality.

D.
Electrical Standards: Provide electrical products which have been tested, listed and labeled by Underwriters' Laboratories and comply with NEMA standards, The Building Code of the City of New York, and the National Electric Code.

E.	"Operator" is defined as the Owner's representative designated to operate the BMS/ATC system after Owner acceptance.

F.
The work includes the providing of all labor, materials, equipment, accessories, services and tests necessary to complete and make ready for operation by the Owner, a building automatic system as shown on the drawings and hereinafter specified.

G.	The Building Automation System shall be provided by the same manufacturer as the automatic temperature controls.

H.	The Automation System subcontractor shall furnish and install all equipment, accessories, wiring and instrument piping required for a complete and functioning system.

I.
All materials and equipment used shall be standard components, regularly manufactured for this and/or other systems and not custom designed especially for this project. All systems and components shall have been thoroughly tested and proven in actual use.

J.	The automation system shall be of a fully modular architecture permitting expansion by adding computer memory, application software, operator peripherals and field hardware.

K.
If expansion of the automation system necessitates greater computer processing power, it shall be possible to transfer all existing software and data base, both vendor supplied and user defined, to a new more powerful computer. This shall be accomplished by using removable, compatible disk cartridges.

L.	Systems which require the existing user-defined data base to be reentered through the operator's terminal shall not be acceptable.

M.
Although fire alarm and security points will not be installed or monitored, initially the system shall be installed completely ready to receive or accept these points at a later date without additional central hardware or software.

N.	The system as specified shall monitor, control, and calculate all of the points and functions as listed in the Building Automation Schedule.

O.	The system as installed shall have sufficient computer memory and application software for 100% point expansion above those points required and as listed in the Building Automation Schedule.

P.
The Work includes the providing of all labor, materials, equipment, accessories, services and tests necessary to complete the place into satisfactory operation a complete system of automatic temperature controls as shown on the Drawings and hereinafter specified.

Q.
The control system shall be of the electronic fully modulating type unless otherwise indicated, or as hereinafter specified. Control equipment shall be as manufactured by Andover, Siemens, Johnson Controls, Inc., or Honeywell, Inc. All controls shall be the product of one manufacturer. The temperature control manufacturer shall be responsible for the quality and satisfactory operation of material provided even if not actually manufactured by him.

R.
The control system shall include all necessary temperature sensors, damper motors, relays, sensors valves, etc., and all necessary equipment for a complete control system, regardless of whether or not specifically mentioned.

S.
The control system shall include all control and interlock wiring. The control wiring shall include all wiring, including power wiring for sensors, controls, control devices, relays, freezestats, firestats and all other necessary equipment to provide a complete control system, regardless of whether or not specifically mentioned, unless otherwise shown on the electrical drawings, including electric relays and contactors required for control interlocking. Interlock wiring shall include interlocks between fan starters between pump starters between starters and remote condensing units, between pumps, chillers and cooling towers and wherever else called for in these specifications. Unless otherwise noted; all control circuits shall be 120 volts or less.

T.
Provide nameplates on all devices, whether or not mounted on the face of local control panels. In occupied areas, nameplates shall be concealed beneath covers of room type instruments, to describe functions.

1.3     GENERAL INSTRUCTIONS

A.	The BMS/ATC systems as specified herein shall be provided in their entirety by the BMS/ATC Contractor. The BMS/ATC Contractor shall base his Bid on the systems as specified.

B.	The general provision of the contract (Division 1 and sections 23 05 01, 23 05 02, and 23 05 03) apply to work specified in this section.

C.
PRELIMINARY SUBMITTAL: Prospective BMS/ATC Contractors shall submit for review by the Owner's authorized representatives a preliminary written description of his proposed BMS/ATC systems, including block diagrams showing all major components and panels, printers and other processing devices and required cabling between each. Include environmental and space requirements for panels, CPU's and other major devices.

1.	Include manufacturer's literature for each type of panel, controller or device that may be shown on the block Diagram.

2.	Block Diagram shall show, schematically, the entire building system with all major components identified.

3.	Include a points list for all input and output devices which shall be provided by the proposed systems.

4.	Include information about proposed communications buss and data transmission.

5.
Provide a written explanation of any characteristics, items of equipment or control intent, which differs from the requirements of this Division. Explain what, if any, alternative characteristics, items of equipment or control intent will be provided.

6.
Alternate systems, characteristics, items of equipment or control intent, which do not comply with these specifications, may be rejected if not acceptable to the Engineer. Any rejected alternate system, characteristics, items of equipment or control intent shall be replaced by the specified system, characteristics, items of equipment or control intent at no extra cost to the project.

1.4     QUALITY ASSURANCE

A.
Only firms regularly engaged in manufacture and installation of this equipment with characteristics and capacities required, whose products have been in satisfactory use in similar service for not less than 10 years shall be acceptable.

B.
The entire building automation system shall be installed by skilled electricians and mechanics, all of whom are properly trained and qualified for this work. All wiring shall be installed in accordance with the Project Electrical Specifications.

C.	Supervision and checkout of the system shall be by factory-trained engineers and technicians directly employed by the automation Contractor.

D.	Provide system produced and installed by the manufacturers, which are listed in Section "Approved Manufacturer's List".

E.	Provide equipment which performance, under specified conditions, is certified by the manufacturer.

1.5     SCOPE

A.	The proposal shall be based on an electronic system. Provide electronic sensors and transmitters with full DDC capabilities.

B.
The engineering, installation, calibration, hardware, software programming and checkout necessary for complete and fully operational BMS/ATC systems, as specified hereafter, shall be provided under this division by the BMS/ATC Installer.

C.	The BMS Contractor shall guarantee that the installed system is capable of maintaining the following comfort goals in conditioned areas served by the BMS.

1.	Space Design Temperature +/- 1°F.

2.	Relative Humidity 50% +/- 5%.

3.
The BMS Contractor is not responsible for improper installation by other Divisions, however the BMS Contractor is responsible for informing the Construction Manager and Engineer of any requirements of this specification or any installation problem which prevents these goals from being maintained.

D.
The contractor shall be responsible for all power and control wiring for BMS equipment including BMS panels, actuators, dampers, controllers, control power transformers, relays, etc. work shall be sub-contracted to a licensed electrical contractor by the BMS contractor if the BMS contractor is not suitably licensed. All work shall be completed in accordance with the electrical specification sections of this specification

1.6     ITEMS REQUIRED TO BE COORDINATED WITH OTHER DIVISIONS

A.	Be responsible for coordinating the following:

1.	Power requirements (voltage, amps, location) for all BMS equipment requiring power. See Section 23 05 01.

B.	Installation and connection of all power wiring. Power wiring shall be defined as follows:

1.	Wiring of power feeds through all disconnect starters and variable speed controllers to electric motors.

2.	120 VAC Emergency and 120V Normal power feeds to all BAS temperature control panels and equipment.

3.	Wiring of any remote start/stop switches and manual or automatic motor speed control devices not furnished by the BAS/ATC Contractor.

C.
Note that 120V to 24V surge protected transformers for low voltage wiring by this Division shall be furnished, set in place and wired (from designated circuit in electrical panel) by this Division, and all low voltage control wiring shall be installed under this Division.

1.7 WORK BY OTHERS

A.	The following work shall be provided under separate divisions of the specifications:

1.	Installation of all line size and non-line size automatic valves and separable wells. However, these devices shall be furnished under this division.

2.	Provision of all necessary piping connections, taps and direct-contact wells required for flow, pressure or temperature devices specified under other divisions.

3.	Provision of manual balancing dampers as specified under other divisions of Divisions 21 through 23.

4.	Installation of all automatic control dampers shall be by HVAC Contractor. All control dampers shall be furnished under this division.

1.8     AGENCY LISTINGS

A.	UL 916 PAZX Energy Management Systems.

B.	FCC-Part 15 Subparagraph J. Class A. Emissions requirements.

C.	UL-864/UUKL Smoke Removal.

1.9 RELATED SECTIONS

A.	23 05 01 -Mechanical and Electrical Coordination.

B.	23 05 02 - Basic Mechanical Requirements.

C.	23 05 03 - Basic Mechanical Materials and Methods.

1.10 BMS/ATC CONTRACTOR

A.	The BMS/ATC Contractor shall have a local office within a 50 mile radius of the job site, staffed with factory trained engineers fully capable of providing instruction, routine maintenance and 24-

hour emergency maintenance service on all system components. The BMS/ATC Contractor shall have a ten year experience record in the design and installation of computerized building systems similar in scope and performance to that specified herein, and shall be prepared to provide evidence of this history prior to Contract Award should the Owner request it.

B.	The BMS/ATC Contractor shall be prepared to make a personal presentation of his systems to the Owner or his designated representatives prior to award of Contract should the Owner request it.

C.
The engineering, installation, calibration, hardware, software programming and checkout necessary for complete and fully operational BMS/ATC systems, shall be provided under this division by the BMS/ATC Installer.

D.	Control components shall be mounted and wired by the BAS/ATC Contractor except as noted. Controllers may be mounted on terminal units at the factory.

1.11    SUBMITTALS AFTER CONTRACT AWARD

A.	The following data/information shall be submitted for approval:

1.	Complete sequence of operation.

2.	Control system CAD generated drawings including all pertinent data to provide a functional operating system.

3.	Valve, and damper schedules showing size, configuration, capacity and location of all equipment.

4.	Data sheets for all hardware and software control components.

5.	A description of the installation materials including conduit, wire, flex, etc.

6.	Building Management System panel locations.

7.	Schematic and flow diagrams indicating sensor and device locations.

B.
The Controls Contractor shall provide submittal drawings for the entire control system for review and approval before work shall begin. Included in the submittal drawings shall be a diagram depicting the system architecture complete with a communications riser. Drawings shall include point-to-point wiring diagrams and must show all temperature controls, start-stop arrangement for each piece of equipment, equipment interlocks, wiring terminal numbers and any special connection information required for properly controlling the mechanical equipment. The submittal shall include a bill of material reference list as well as equipment sequences of operation.

C.
The submittals shall include a specification compliance analysis for review and approval before work shall begin. The compliance document shall address each paragraph of this specification by indicating COMPLY, EXCEED, or EXCEPTION. Do not indicate COMPLY unless the proposed system exactly meets the paragraph requirement. If EXCEED or EXCEPTION is indicated, then provide a clear and concise explanation of the variance from the specifications and the net effect this would have on the specified system performance.

D.	Wiring diagrams shall include internal wiring of all electrical control devices.

E.	Submit completed computer graphics for all the equipment and building floor plans and equipment prior to scheduled completion of the project for approval.

PART 2- PRODUCTS

2.1     GENERAL

A.
The Building Management System (BMS) shall provide an easy to use interface for monitoring and managing the building. The Building Management System shall provide the necessary Hardware, Software, and Network Communication abilities to provide Scheduling, Monitoring, Trending, Historical Storage, and Alarm Functions for the HVAC equipment and systems as described in this specification. Control capabilities shall include: Time of Day scheduling, Direct Digital Control, Custom Control, Boolean Logic, Optimum Start/Stop, Duty Cycling, Electrical Demand Control, Temperature Control, After Hours Override, Reports and Logs, Trend Prints, Remote Communications, Alarm Logging, Run Time and Maintenance, and Expanded Informational Messages.

B.	The Building Management system shall be designed to allow full Operator operation with a minimum of training. It shall have an on-screen "Help" Operator tutorial.

C.
Specified application programs shall be engineered, programmed and pre-tested prior to site installation. This shall be verified by standard format programming worksheets or flow diagrams included with the submittals.

2.2     BUILDING MANAGEMENT SYSTEM

A.	Each panel memory shall be protected for a minimum of 48 hours in the event of power failure.
Internal clock shall continue to run during a power failure so that the system makes the appropriate adjustment to all connected points when power is restored.

B.
When specified or indicated on the point list or where required by the sequence of operation, outputs shall have three position manual override switch (On/Off/Auto), a status light, and shall be selectable for either normally open or closed operation.

2.3     MANUFACTURERS

A.	Acceptable Manufacturers Are:

1.	Johnson Controls as installed by local factory office.

Any other manufacturer shall be considered a substitution and may submit for approval after the bid.

2.4	OPERATOR INTERFACE

A.	Local Interface. Extend new controls from the existing base building PC based workstation(s). All graphics based workstation(s) shall be able to access all information in the system.

B.	Workstation Software

1.
Multiple Users: The system shall accommodate simultaneous multiple user operation. Access to the system data should be limited only by operator password. Multiple users shall have access to all valid system data. An operator shall be able to log onto any workstation on the system and have access to all valid data.

2.
Operating System: Furnish a concurrent multi-tasking operating system. The operating system shall also support the use of other common software applications that operate under Microsoft Windows. Examples include Lotus 123, Microsoft Excel, Word, and Paradox.

3.
System Graphics: The Operator Workstation software shall be graphically oriented. The system shall allow display of up to multiple graphic screens at once for comparison and monitoring of system status. Provide a method for the operator to easily move between graphic displays and change the size and location of graphic displays on the screen. The system graphics shall be able to be modified while on line. An operator with the proper password level shall be able to add, delete, or change dynamic points on a graphic.

Dynamic points shall include analog and binary values, dynamic text, static text, and animation files. Graphics shall have the ability to show animation by shifting image files based on the status of the point.

a.
Standard Graphics. Provide graphics for each major piece of equipment in the building. This includes but not limited to, each Chiller, Air Handler, VAV Terminal, & heat exchanger. These standard graphics shall show all points as specified in the points list.

b.
Custom Graphics. The system shall have custom graphics provided for all air handling systems and hydronic systems. Graphics shall also include actual floor plans showing equipment, and sensors. Custom graphic files shall be created with the use of a PC Paint package furnished with the system. The PC Paint package shall be a graphically based system that uses the mouse to create and modify graphics that are saved in industry standard formats such as PCX, TIFF, and GEM. The PC Paint package shall also provide the capability of capturing or converting graphics from other programs such as Designer, or AutoCad.

c.
Graphics Library. Furnish a complete library of common HVAC equipment such as chillers, boilers, air handlers, terminals, fan coils, and unit ventilators. This library shall also include symbols for other equipment including fans, pumps, valves, piping, and ductwork. The library shall be furnished in a file format compatible with the PC Paint Program.

d.	Photo Quality Input. The system shall be able to accommodate high resolution digitized photographs. The owner shall be able to edit the photo quality graphics using the furnished PC Paint Program.

4.
Workstation Applications. The workstation shall serve as the primary area of the system for operator interface and off-line storage of system information. The workstation shall also serve as the bridge to other building systems. Provide the following applications at the workstation.

a.
Manual Database Save and Restore. A system operator with the proper password clearance shall be able to save the database from any system panel. The operator shall also be able to clear a panel database and manually initiate a download of a specified database to any panel in the system.

b.
System Configuration. The workstation software shall provide a simple to use graphical method of configuring the system. As elements are located on the site they shall be displayed on a graphical representation of the system. This shall be flexible to allow for future system changes or additions.

c.
On Line Help. Provide a context sensitive, on line help system to assist the operator in operation and editing of the system. On line help shall be available for all applications and shall provide the relevant data for that particular screen. Additional help information shall be available through the use of hypertext.

d.
Security. Each operator shall be required to log on to the system with a user name and a password in order to view, edit, add, or delete data. System security shall be selectable for each operator. The system supervisor shall have the ability to set passwords and security levels for all other operators. Each operator password shall be able to restrict the functions accessible to viewing and/or changing each system application, editor, and object (i.e. Operator One can view and change all airside data but only view chiller plant data, operator two can only acknowledge alarms and not view or change system data etc.) Each operator shall automatically be logged off of the system if no keyboard or mouse activity is detected. This auto logoff time shall be set per operator password. All system security data shall be stored in an encrypted format in the building management panels.

e.
System Diagnostics. The system shall automatically monitor the operation of all workstations, printers, modems, LAN connections, building management panels and controllers. The failure of any device shall be annunciated to the operator.

f.	Trend Logs. Each object in the system shall automatically be trend logged. This trend shall be stored for a minimum of 24 hours. The operator shall be able to view this trend on demand.

g.
Event Log. The operator shall be able to view all systems alarms and change of states. Events shall be listed chronologically. An operator with the proper security level may acknowledge and clear alarms. All that have not been cleared by the operator shall be archived to the hard disk on the workstation.

h.
Point Status and Control. Provide a method for the operator to view, and edit if applicable, the status of any object and property in the system. These statuses shall be available by menu on graphics or through custom programs.

i.
Clock Synchronization. The real time clocks in all building control panels and workstations shall be synchronized on command of an operator. The system shall also be able to automatically sequence all system clocks, daily from any operator designated device in the system. The system shall automatically adjust for daylight savings and standard time if applicable.

5.
Alarm Processing. Any object in the system shall be configurable to alarm in and out of normal state. The operator shall be able to configure the alarm limits, states and reactions for each object in the system.

a.	Binary Alarms. Each binary object shall be set to alarm based on the operator specified state. Provide the capability to automatically and manually disable alarming.

b.
Analog Alarms. Each analog object shall have both high and low alarm limits a well as high and low "early warning" limits. Provide separate sets of limits for both occupied and unoccupied (on/off) conditions. Alarming must be able to be automatically or manually disabled.

c.
Alarm Reactions. The operator shall be able to determine what action if any are to be taken, by object, during an alarm. Actions shall include logging, printing, starting programs, displaying messages, providing audible annunciation or displaying specific system graphics. Each of these actions shall be configurable by workstation and time of day. The system shall provide multiple levels of alarm priority.

6.
Workstation Applications Editors. Each PC workstation shall support editing of all system applications. Provide graphically based editors for each application at the PC workstation. The applications shall be downloaded and executed at one or more of the building management panels.

a.
Application Specific Controller. Provide a full page editor for each application specific controller. This shall allow the operator to view and change the configuration, name, control parameters and set points for each device.

b.	Scheduling.

1)	A complete graphically based editor for the scheduling application shall be provided at each workstation. Provide an easy to use method of selecting the desired schedule and month.

2)	This shall consist of graphically represented daily schedules and holidays.

3)
Provide the capability for seasonal schedules that will be automatically executed during user defined periods. This shall enable the operator to have a group of equipment in discrete "Summer" and "Winter" schedules. Each seasonal schedule shall only be active during the operator specified time periods. The schedule shall be available for viewing and editing even when not active. The operator viewing a schedule shall be able to see graphically whether the schedule is active or inactive for up to a year in advance.

4)	An operator with proper password level shall be able to modify the schedule. Schedules shall be able to be easily copied between objects and/or dates.

7.
Custom Programming Language. Provide the capability to perform custom applications. The custom programming editor shall be accessible from all workstations. The operator shall be able to create, edit, and download custom programs at the same time that all other system applications are operating. The system shall be fully operable while custom routines are edited, compiled, and downloaded. Systems that require the operator interface be shut down to edit and compile programs shall include and additional Custom Programming Workstation. This workstation shall be identical to the operators workstation in section 2.04.B.2.A.

The Program editor shall allow for creation, editing, troubleshooting, and simulation of custom programs. The editor shall check for proper programming context, use, spelling, and format. The custom programming editor shall also compile the program and be able to upload and download to the building management panel. All custom routines shall be executed at the building management panel.

8.	Alarm Annunciation.

a.
Upon the incidence of an alarm, an alarm window shall be displayed showing the point in alarm, the time and date of the alarm and a user-selected predefined alarm message (and optionally printed to a user defined printer, printers and/or VT-100 or dumb terminal devices). Alarms shall be displayed regardless of the application in use including any non-ddc system DOS or Windows applications. The program shall display the current unacknowledged and acknowledged alarms. The user shall be able to selectively enable or disable a reminder in the event there are unacknowledged alarms. This reminder shall be both visual and audible. The user shall be able to record their own reminder messages and select the frequency at which they will play.

b.
Acknowledgement of alarms shall be from the alarm "pop-up" and/or from a separate alarm summary. Acknowledgment shall be by a specific event, date range, class, or specific alarm definition and condition. Upon acknowledging the alarm, the name of the operator acknowledging the alarm and the time and date will be associated with the acknowledgement, this data will be stored to the alarm history file and printed to the chosen printers or terminal devices.

c.	The system shall allow automatic or manual display of associated dynamic graphic screens and trend charts shall be provided for each alarm.

d.	Upon exiting the alarm handling mode the user shall be placed back to the application in use at the time of alarm/exception occurrence.

e.
A current alarm screen shall be provided which will dynamically display only alarms that are currently in alarm. As alarms are return-to-normal from their respective alarm states the current alarm screen shall be dynamically updated to reflect the change.

9.	Trend Management

a.
The program shall automatically perform time based periodic collection of real time point data and subsequently store it to the systems hard disk. There shall be local and remote modes of operation. Local collection shall allow the program to directly query the controllers for individual point samples. Remote collection shall mean the controllers collect and store trend data on individual points and then release the entire trend table(s) upon a request from the computer work station.

b.	Storage and manipulation of sample points shall only be limited by disk space.
Sampling rates shall be user selectable from instantaneous (once a second or less) to once a week. Collection of data shall be user selectable to start and stop on specific times and dates.

c.
Charting of the trend data shall be an integral part of the trend management program. Third party graphing packages such as Excel shall not be required to implement this program. Multiple points shall be chartable. Multiple XIV charts may be run simultaneously displaying either real time data (instantaneous) or historical. Y scaling shall be either automatic or user selectable for any chart displayed, each chart may have different scaling. X scales shall be user selectable allowing for display of data over the wide range of times and dates. Multiple years of data shall be allowed. The chart display shall be capable of displaying a window of time as short as 15 seconds. Average, high and low values shall be displayed for selected point.

10.	Reporting

a.	The report section shall be the gateway to the database for all data collected and shall provide an easy means of reporting and information management.

b.	The report generator shall be an integral part of the system. Offline third party packages (such as Excel) for report manipulation shall not be required to implement this program.

c.
Reports on historical trend data shall allow for daily, weekly, monthly and yearly reporting. These reports shall be completely flexible on the data items to be reported on. The user shall be able to select from a list of predefined reports or selected data items on-the-fly. The selection of data item shall not be restricted by panel source. Reports shall have multiple columns and be infinite in length. Reports must be capable of reporting on data that has been collected at varying time intervals. Report generator shall allow an operator to easily and quickly define the contents of a report as well as define a print time and date if so desired. Information contained in the reports shall be derived from alarm history, system database, trend data and timed overrides.

d.	The operator shall be able to compile reports by user, department, time and data period, point or points.

11.	Multi-tasking

a.
The system shall be capable of true multi-tasking capabilities. The user shall be able to use other non-related programs in the system while still running all ddc system application with no interruptions. This shall include the use of real time data in other applications. This feature shall allow spread sheet programs to gather data from the system dynamically while running a dynamically updated graphic screen. The system shall have the ability to allow the passing of data freely to MS Windows application, which incorporate the use of Dynamic Data Exchange.

2.5	SYSTEM PERFORMANCE

A.
The system shall consist of Operator Workstation, Building Management Panels, and Application Specific Controllers. All elements of the system shall be designed for standalone operation. Control shall always occur at the lowest level of the system. Communication between the building management panels and workstations shall be over a high speed communications buss. All nodes on this LAN shall be peers. The operator shall not have to know the panel identifier or location to view or control an object. Application Specific Controllers shall be constantly scanned by the building management panels to update point information and alarm information.

2.6	SYSTEM APPLICATION CONTROLLER SOFTWARE

A.	System Security: User access shall be secured using individual security passwords and user names.

B.	Passwords shall restrict the user to only the object, applications and system functions as assigned by the system manager.

2.7	SYSTEM SOFTWARE

A.
Furnish the following applications for building and energy management. All software applications shall reside and run in the system controllers. Editing of applications shall occur at the operator workstation.

1.	Scheduling: Provide the capability to schedule each object or group of objects in the system. Each scheduler shall consist of the following:

a.
Weekly Schedule: Provide separate schedules for each day of the week. Each of these schedules should include the capability for start, stop, optimal start, optimal stop, and night economizer. Each scheduler may consist of up to 10 events. When a group of objects are scheduled together, provide the capability to adjust the start and stop times for each number.

b.
Exception Schedules: Provide the ability for the operator to designate any day of the year as an exception schedule. Exception schedules may be defined up to one year in advance. Once an exception schedule is executed, it will be discarded and replaced by the standard schedule for that day of the week.

c.
Holiday Schedules: Provide the capability for the operator to define up to 30 special or holiday schedules. These schedules may be placed on the scheduling calendar and will be repeated each year. The operator shall be able to define the length of each holiday period.

2.
Optimal Start/Stop: The scheduling application outlined above shall support an optimal start/stop algorithm. This shall calculate the thermal characteristics of a zone and start the equipment prior to occupancy to achieve the desired space temperature at the specified occupancy time. Provide an early start limit in minutes to prevent the system from starting too early.

3.	System Coordination: Provide a standard application for the proper coordination of equipment.

4.	Alarm Reporting.

5.	Trending.

6.	Diagnostics.

7.	Power Fail Recovery.

8.	Reports and Logs.

2.8	NETWORK CONTROLLERS

A.	General. Provide an adequate number of Building Management Panels to provide the performance specified above. Each of these panels shall meet the following requirements.

1.
The Building Automation System shall be composed of one or more independent stand alone, microprocessor based Network Controllers to manage the global strategies describes in Application software section.

2.	The Master Controller shall have substantial memory to support its operating system, database, and programming requirements.

3.
The multi-tasking operating system of the Controller shall manage the input and output communications signals to allow distributed controllers to share real and virtual point information and allow central monitoring and alarms.

4.	Data shall automatically be shared between Master Controllers when they are networked together.

5.	The database and custom programming routines of remote Network Controllers shall be editable from a single operator station.

6.	The Master Controller shall continually check the status of all processor and memory circuits. If a failure is detected, the controller shall:

a.	Assume a predetermined failure mode.

b.	Emit an alarm.

c.	Display card failure identification.

B.
Communications. Each Master Controller and Operator Workstation shall communicate using 10/100/1000 Ethernet (IEEE802.3). This LAN shall be self-configuring and shall automatically reconfigure as nodes are added or removed.

1.	Hard Wired Connections. Provide a twisted pair copper (CAT.5E or higher) cable between all nodes on the system LAN. Provide all necessary network switches to complete the network.

C.
All controllers shall allow communication over open protocol such as LonTalk or BACNET. Open protocol; shall be appropriate to the signal being transmitted and shall selected to best communicate with the domains open protocol for systems that have been previously installed at the facility.

D.
Serviceability. The Network Controller should be designed in a modular fashion so that the enclosure may be roughed in prior to the installation of the electronics. Provide diagnostic LEOs for power, communications, and alarms. The controller shall have provisions for expansion and future controller architecture. All wiring connections shall be made to field serviceable terminal strips or to a termination card connected by a ribbon cable.

E.
Memory. The Network Controller shall maintain all BIOS and programming information in EEPROM. The system BIOS shall be easily upgradable for the PC workstation without the need for going out to the panel. System manufacturer shall provide current version software and firmware at the end of the warranty period.

2.9	APPLICATION SPECIFIC CONTROLLERS

A.
Application Specific Controllers shall be stand-alone, microprocessor based Direct Digital Controllers with sufficient EEPROM memory to handle its operating system, database and programming requirements.

The controllers shall be clearly labeled as to controller type, where it is to be installed, and software address (if applicable). The controller shall be fully tested upon installation to ensure that it is properly matched to the equipment it is controlling.

B.	The controller shall communicate with other devices on the communication network and be fully integrated with the other system components.

C.	The hardware shall be suitable for the anticipated ambient conditions.

1.	Controllers used outdoors and/or in wet ambient shall be mounted within waterproof enclosures, and shall be rated for operation at --40°F to 155°F.

2.	Controller used in conditioned ambient shall be mounted in dust-proof enclosures, and shall be rated for operation at 32°F to 120°F.

D.	Terminal Unit Controllers

1.	Terminal Box Diagnostics:

a.	If zone temperature sensor input fails above its high range, unit shall control at its maximum CFM setpoint. If sensor input fails below its low range, units shall control to its minimum CFM setpoint.

b.	In both cases, all heat outputs shall be disabled. A diagnostic message shall be displayed upon operator inquiry.

c.	If flow measuring system fails, unit shall automatically convert to a pressure dependent, damper position based algorithm. Diagnostic message shall be displayed upon operator inquiry.

d.	If zone temperature setpoint potentiometer on zone sensor fails, unit shall automatically control to programmed occupied setpoints. Diagnostic message shall be displayed upon operator inquiry.

e.
If communications are not lost, controller shall continue to operate in current mode of operation. All setpoints shall be retained in nonvolatile memory. If communications are not restored within 15 minutes, unit shall automatically initiate a reset-recalibrate.

2.10	CUSTOM APPLICATION CONTROLLERS

A.
The Custom Application Controllers shall provide stand-alone control and require no additional system components for complete operation. It shall have sufficient EEPROM memory to support its operation system, database, and programming requirements. Custom application controllers shall meet the requirements of 2.06 Master Control Panels except they shall reside on a communications network operating at a minimum of 38,400 KBPS.

B.	All programming required for operation shall be memory resident and shall be retained in permanent memory.

C.
The Custom Application Controller shall be configured such that the Portable Operators Terminal can be plugged directly into it or within sight for programming, editing, and other operator functions. Custom application controllers shall also be programmable from the operator workstation.

D.	Controller hardware shall be suitable for the anticipated ambient conditions.

E.	Controllers used outdoors and/or in wet ambient shall be mounted within waterproof enclosures and shall be rated for operation at -40°F to 155°F.

F.	Controller used in conditioned ambient shall be mounted in dust-proof enclosures, and shall be rated for operation at 32°F to 120°F.

2.11	INPUT/OUTPUT INTERFACE

A.
Hardwired inputs and outputs may tie into the system through Master Control Panel, Custom Application, or Application Specific Controllers. Any critical points requiring immediate reaction shall be tied directly in to the controller hosting the control software algorithm for the critical function.

B.	Binary inputs shall allow the monitoring of on/off signals from remote devices. The binary inputs shall provide a sufficient wetting current to be compatible with commonly available control devices.

All status points shown on the point list shall be positive proof differential pressure or current sensing binary switches.

C.
Analog inputs shall allow the monitoring of low voltage, current, or resistance signals and shall have a minimum resolution of 0.1% of the sensing range. Analog inputs shall be compatible with, and field configurable to commonly available sensing devices.

D.	Binary outputs shall provide a continuous low voltage signal for on/off control of remote devices.
Where specified in the sequence of operations or indicated on the points list, binary outputs shall have 3-position (on/off/auto) override switches, status lights, and shall be selectable for either normally open or normally closed position.

E.
Analog outputs shall provide a modulating signal for the control of end devices. Outputs shall provide either a 0 to 10 VDC, 0 to 20 VDC or a 4 to 20 milliampere signal as required to provide proper control of the output device. Systems that utilize a pulse width modulating output (PWM) shall include a position feedback AI for each output.

F.    System architecture shall allow for point expansion in one of the following ways:

1.	The addition of input/output cards to an existing System Application Controller.

2.	An additional panel and/or controller may be used to expand point capacity.

3.	Ten (10) percent expansion capacity for all point types in all DDC panels.

2.12	IDENTIFICATION

A.	Engraved Labels

1.	Material: Melamine plastic laminate.

2.	Thickness: 1/16".

3.	Color

a.	Surface: White.

b.	Core: Black (letter color).

4.	Fastenings: Any of the following:

a.	Screws.

b.	Rivets.

c.	Permanent adhesive.

5.	Lettering: Coordinate with shop drawings.

2.13	DUCT SMOKE DETECTORS

A.	Duct smoke detectors shall be provided and wired in accordance with manufacturer's requirements.

2.14	BMS/ATC CONTROL WIRING

A.	General: 18 AWG Twisted pair cable shield wire shall be provided if required by system manufacturer.

B.	Provide for all input and all analog output wiring.

C.	Tinned copper conductors.

D.	Do not run input/output wires together in the same conduit or wire bundle with 120V power wiring.

E.	All control wiring shall be run in metal conduit as follows:

1.	EMT in Mechanical/Electrical Rooms.

2.	Rigid at exterior.

3.	Plenum rated for concealed spaces/hung ceiling.

2.15	DAMPERS

A.	The Building Automation System supplier shall provide all automatic control dampers not specified to be supplied integral to the HVAC equipment.

B.
Dampers shall be low leakage or high velocity low leakage air foil as specified in the sequence of operation or in the equipment specifications and schedules. All proportional dampers shall be opposed blade type, except mixing dampers shall be parallel type. Two position dampers may be opposed or parallel blade type.

C.	Damper frames and blades shall be galvanized steel and a minimum of 16 gauge. Blade width shall not exceed 8 inches. Dampers and seals shall be suitable for temperature ranges of -50°F to 250°F.

D.	Blades: 14-gauge, or 16-gauge air foil shaped, double, galvanized steel or extruded aluminum.

E.	Bearings: Nylon or oil impregnated.

F.	Axles: Welded, hexagonal or pin lock, or with other approved method to prevent blade rotating on axle.

G.	Hardware: Zinc plated steel or aluminum.

H.	Standard Low Leakage Dampers:

1.
Standard low leakage dampers shall be provided to conserve energy. Dampers shall be equipped with neoprene edge seals and compressible metal jamb seals. Leakage shall not exceed 10 CFM/Sq. Ft. at 4" W.G. differential and 3 CFM/Sq. Ft. at 1" W.G. differential.

2.	Standard Low Leakage dampers shall be Ruskin, Model CD36 or equivalent.

I.	High Velocity Low Leakage Dampers:

1.	Where specifically called out as "LOW LEAKAGE", provide the following:

2.
Field replaceable edge and end seals with be installed along the top, bottom, and side of the frame and each blade. Seals and bearings shall be suitable for temperature ranges from -40°F to 200°F. Leakage shall not exceed 6 CFM/Sq. Ft. at 4" W.G. differential and 3 CFM/Sq. Ft. at 1" W.G. differential.

a.	High Velocity Low Leakage dampers shall be Ruskin, Model CD60 or equivalent.

J.	Provide low leakage dampers in the following locations:

1.	Outside air dampers.

2.	Motorized backdraft dampers.

3.	Motorized intake dampers.

2.16	CONTROL VALVES

A.	Provide control valves of the type, body material and pressure class as determined by manufacturer, based on operating requirements and maximum pressure and temperature in the piping system.

B.	Equip control valves with actuators of proper close-off rating.

C.	Modulating control valves shall have equal percentage or linear flow characteristics.

D.
Valve bodies shall be 2-way normally open or closed, or 3-way mixing as specified or as required. Valve bodies 2" and smaller shall be bronze, screwed type and 2 ½ " and larger shall be iron, flanged and rated at 240°F 125 psig except where otherwise noted.

E.	Valves shall have stainless steel stems and allow for servicing including packing, stem, and disk replacement, or offer a 5 year warranty on parts and labor.

F.	Size valves for 50% coil pressure drop (minimum 3', maximum 12' pressure drop).

G.	Two-position, two-way control valves shall have quick opening characteristics.

H.	Three-way valves shown in mixing application shall have a single, double faced disk.

I.	Three-way valves shown in diverting application shall have two separate disks on a common shaft.

J.
All steam control valves shall be single seated. No single valve shall be lager than 2-½ ''. Wherever the flow rate is such as to require a valve larger than 2-½”, then multiple valves in parallel shall be used, with one no larger than 2-½ ''. The valves shall operate sequentially. Trim shall be stainless steel for inlet pressures above 15 psig steam.

2.17	VALVE ACTUATORS: (ELECTRIC)

A.	Valve actuators shall be electronic low voltage (24VAC), and properly selected for the valve body and service. Belimo or equivalent.

B.	Actuators shall be fully proportioning (if modulating) and be spring return for normally open or normally closed operation as called out in the sequence of operations.

C.	Provide a handwheel or manual positioner mounted adjacent to valve to allow manual positioning of valve in the absence of power.

D.	Tri-state floating control non-spring return actuators are acceptable for terminal reheat applications for sizes less than one inch.

E.	Actuators that rely on heating a medium are not acceptable.

2.18	BUTTERFLY VALVES

A.
Butterfly valves used for automatic control shall be lug type rated for 125 psi non-shock water service to 180°F. Valve body shall be ductile iron with B-Nitrite (BUNA N) or EPDM molded seat and seals.

B.	Disc material shall be cast bronze of aluminum-bronze with ASTM A-492 Type 416SS stainless steel stem and fittings.

C.	Valves shall be tight close off suitable for end of the line service.

D.
Butterfly valves used for two position control shall be line size. Valves used for modulating control shall be sized for a minimum 5 psig differential pressure at full flow. Butterfly valves shall not be used for modulating control without specific approval from the engineer.

E.	Three way valve mixing or diverting configurations shall have factory provided linkage kits specifically manufactured for the piping arrangement and actuator used. Keystone or approved equivalent.

2.19	TEMPERATURE SENSORS

A.	Temperature sensors shall be Resistance Temperature Detector (RTD) or Thermistor as dictated by the requirements of this specification.

B.	Duct sensors shall be rigid or averaging as specified in the sequence of operations. Averaging sensors shall be a minimum of 5 feet in length.

C.	Immersion sensors shall be provided with a separable stainless steel or brass well to match pipe material.

D.	Space sensors shall be equipped with setpoint adjustment and/or override switch as specified on the plans or in the sequence of operations. Space sensor shall have a portable service tool jack.

E.	Accuracies shall be +/-1oF for standard applications. Where high accuracy is required, accuracies shall be+/- .2°F.

F.
Duct mounted averaging sensors shall utilize a sensing element incorporated in a copper capillary with a minimum length of 20 feet. The sensor shall be installed according to manufacturers recommendation and looped and fastened at a minimum of every 36 inches.

G.	Sunshields shall be provided for outside air sensors.

2.20	DIFFERENTIAL PRESSURE & CURRENT SWITCHES

A.
Differential Pressure Switches shall be furnished as indicated for status purposes in air and water applications. Provide single pole double throw switch with fully adjustable differential pressure settings.

B.
Sensing range shall be suitable for the application with accuracy of +1-2% of range and repeatability of +/-.5 % of range. Sensor shall be capable of withstanding up to 150% of rate pressure without damage.

C.
Current switches shall be provided for status indications on variable air flow fans and variable pump speed applications. These switches shall be capable of installation and replacement without removing power wiring.

2.21	STATIC PRESSURE SENSORS

A.	Static pressure sensors shall be differential pressure type. The sensor range shall be closely matched to the system static pressure,-.5 to .5 inches, -1 to 1 inches, 0 to 2.5 inches.

B.	Sensor accuracy shall be plus or minus 5% of the sensing range, and repeatability of 2% of sensor range.

2.22	FREEZE PROTECTION DUCTSTATS

A.
An electric freeze protection ductstat with 20 feet low temperature sensing capillary, and with manual reset, shall be located across the entering face of each cooling coil or bank of coils in the air conditioning unit or in the discharge of each heating coil in the heating and ventilating units, which shall on a fall in temperature below 35°F., shut down its respective supply fan and close the outdoor air damper. Case of instrument shall be located outside of supply unit, within 10 feet of supply fan motor.

B.	For systems with return air fans, on fan shut down, the return fan shall continue running or shall start, if not running.

2.23	PRESSURE SENSORS

A.	Differential air pressure, static pressure and velocity pressure sensors shall be furnished by Modus, Air Monitor or equivalent.

B.	Liquid, water or steam pressure sensing shall be furnished by Rosemount, Robinson Halpern or equivalent.

C.	Pressure switches shall be furnished by United Electric, Dwyer or equivalent.

2.24	FLOW SENSORS

A.	Differential pressure flow meters shall be furnished by Annubar or equivalent.

B.	Vortex flow meters shall be furnished by EMCO or equivalent.

2.25	DIGITAL SENSORS

A.	All digital inputs will be provided by dry contacts. The contacts will be wired normally open or normally closed as required.

B.	Motor status (pumps, fans, etc.) by current sensing switch shall use Neilsen-Kuljian current-operated switch.

C.	Pump flow status by differential water pressure shall use Penn P74 or equivalent.

D.	Fan status by differential pressure shall be Dwyer or equivalent.

2.26	POWER SENSORS (CURRENT, KW, KWH)

A.	Chiller amps shall be sensed by current transducers. The range of operation shall be from zero to a value not more than 50% of FLA. Use Ohio Semitronics CT-E series or equivalent.

B.	Utility metered or submetered KWH or KW shall be sensed by a pulse producing transducer.

2.27	KW/KWH TRANSDUCER

A.	The transducer shall be capable of measuring true power demand (kW) and consumption (kWH).

B.	The demand output shall be 4-20 ma proportional to the true power of the monitored load.

C.	The transducer shall be capable of providing a field selectable pulse rate output of 1, 0.5, 0.1, or 0.05 pulses per (kWH).

D.	The transducer shall receive its current inputs from safe current transformers that provide a 0-1V output proportional to the primary current flowing in the sensed load.

E.	The current transformers shall be accurate to +I- 0.5% from 1% to 100% of the rated current.

F.	The voltage range shall be field selectable from 120 to 600 VAC.

G.	The transducer shall be accurate to +/-0.5% of the reading over a -15° to 40° C range.

H.	The transducer shall detect phase loss, or a low voltage situation, and provide an N.C., optically isolated FET (100 ma@ 24 VAC/DC) alarm output.

I.	The transducer shall have an adjustable low voltage threshold trip point from 75-95% of the rated power of the monitored load.

J.	The transducer shall be mounted inside a Nema 1 enclosure.

K.	The transducer shall have an LCD meter mounted in the Nema 1 enclosure to display demand (kW) and consumption (kWH).

L.	The transducer shall be Veris Industries model H6004.

PART 3- EXECUTION

3.1	FUNCTIONS

A.	Provide all components necessary to achieve the Sequences of Operation listed in Part IV and any additional industry standard functions normally required of a first class BMS/ATC installation.

B.	This division shall provide a project manager who shall, as a part of his duties, be responsible for the following activities:

1.	Coordination between this Contractor and all other trades, Owner, local authorities and the design team.

2.	Scheduling of manpower, material delivery, equipment installation and checkout.

3.	Maintenance of construction records such as project scheduling, manpower planning, and as-built drawings for project coordination and as-built drawings.

3.2	INSTALLATION METHODS

A.
Install systems and materials in accordance with manufacturer's instructions, rough-in drawings and equipment details. Install electrical components and use electrical products complying with requirements of applicable Electrical sections of these specifications.

B.	The term "control wiring" is defined to include providing of wire, conduit, and miscellaneous materials as required for mounting and connecting electric or electronic control devices.

C.	Control Wiring:

1.	Number-code or color-code conductors appropriately for future identification and servicing of control system.

2.	All line voltage power wiring required because of substitution of low voltage power wiring equipment specified in this division, shall be provided by this division.

3.	Comply with the applicable requirements of Division 26 for the installation of electrical wiring incidental to the temperature control system.

4.	Comply with the applicable requirements of National Electrical, New York City Building Code, and Building Code for the installation of electrical wiring incidental to the temperature control system.

5.	Control wiring shall be run in conduit in accordance with the electrical sections of this specification.

6.
Conduit shall be run parallel to building lines properly supported and sized at a maximum of 40% fill. In no cases shall field installed conduit smaller than%" trade size be allowed. Where conductors are not in conduit, cable rated for use in return air plenums shall be used.

7.
BMS/ATC division shall provide all control transformers and all control wiring (including low voltage actuator power wiring). This division shall also provide power wiring from the control circuits to the transformer locations and all other temperature control devices requiring power wiring. Electrical Contractor shall furnish appropriate control circuits (both normal and emergency) in suitable panelboards located throughout the project.

8.	BMS/ATC division shall provide UL listed surge protectors for all control circuits upstream of control transformers.

D.	Equipment installed under other divisions of the specifications:

1.	Furnish dampers, valves, temperature sensor wells, flow switches and other equipment to Installers at proper time.

2.	Provide installation instructions.

E.	Adjust low-leakage dampers so all gaskets and seals are properly compressed.

F.	Provide outside air and relative humidity sensors at each outside air intake louvers for air handlers.

G.
Unless specifically indicated on plans, do not install wall mounted thermostat or temperature sensor on exterior wall. For thermostats or temperature sensors located on an exterior wall, provide insulated base behind device.

3.3	IDENTIFICATION

A.	Devices Inside Panels: Either of the following:

1.	Engraved labels.

2.	Lettered in permanent ink with felt tip marker.

B.	Exposed Devices: Engraved labels.

C.	Location: On the body of the device or on the surface to which it is mounted.

1.	Do not put identification on removable covers.

D.	Label each remotely mounted control panel as to the device it controls.

3.4	OPERATING AMBIENT CONDITIONS

A.
Electronic controls mounted in unconditioned space shall be rated for ambient operating conditions from -40°F to 155°F. Controls not meeting these limits shall be mounted in an accessible location within conditioned space.

3.5	OWNER TRAINING

A.
The BAS/ATC contractor shall provide 4 copies of an operator's manual describing all operating and routine maintenance service procedures to be used with the temperature control and Building Automation System supplied. This contractor shall instruct the owner's designated representatives in these procedures during the startup and test period. The owner training shall consist of a minimum of three (3) 8 hour instruction periods scheduled by the owner over the first 12 months of system operation. The training shall be scheduled during normal working hours.

B.	Follow up training shall be provided under this Division for two (2) eight hour instruction periods at six months and twelve months after building acceptance.

C.
Provide minimum 40 classroom hours of factory training in programming and use of the BMS/ATC system for each of two people (designated by Owner). Provide room and board for trainees class during this period if factory is located more than 30 miles from the project. Provide this training no more than eighteen months after building acceptance.

3.6	CALlBRATION AND ADJUSTMENTS

A.
After completion of the installation, perform final calibrations and adjustments of the equipment provided under this contract and supply services incidental to the proper performance of the ATC and BAS system under warranty below.

3.7	OPERATION BY OWNER

A.	Owner may require operation of part of the system prior to final acceptance. Operation is not to be construed as acceptance of work.

3.8	ACCEPTANCE PROCEDURE

A.	General: The system installation shall be complete and tested for proper operation prior to acceptance testing for the Owner's authorized representative.

B.
Upon completion of the calibration, Contractor shall startup the system and perform all necessary testing and run diagnostic tests to ensure proper operation. Installer shall be responsible for generating all software and entering all database necessary to perform the sequence of control and specified software routines. An acceptance test in the presence of the Owner's representative or Architect shall be performed.

1.	If more than two of the first 10 devices tested, or more than 10%of the first 20 or more devices tested, fail to operate properly, the test shall be discontinued.

2.	Additional testing, after corrections are made, shall be done at the Installer's expense.

C.
A letter shall be submitted to the Architect requesting system acceptance. This letter shall certify all controls are installed and the software programs have been completely exercised for proper equipment operation. Acceptance testing will commence at a mutually agreeable time within ten (10) calendar days of request. When the field test procedures have been demonstrated to the Owner's representative, the system will be accepted. The warranty period will start at this time.

D.	Field Equipment Test Procedures: DOC Zone and Local Controllers shall be demonstrated via a functional end-to-end test as follows:

1.	All output channels shall be commanded (on/off, stop/start, adjust, etc.) and their operations verified. (Point -to- Point Checkout)

2.	All analog input channels shall be verified for proper operation.

3.	All digital input channels shall be verified by changing the state of the field device and observing the appropriate change of displayed value.

4.	If a point should fail testing, perform necessary repair action and retest failed point and all interlocked points.

5.	Automatic control operation shall be verified by introducing an error into the system and observing the proper corrective system response.

6.	Selected time and setpoint schedules shall be verified by changing the schedule and observing the correct response on the controlled outputs.

E.	Workstation Test Procedures: The System Workstation test procedures shall be as follows:

1.	Communication with each DOC Zone and Local Controller shall be demonstrated.

2.	Operator commands will be explained and demonstrated.

3.	Control sequences shall be demonstrated for proper operation.

4.	All available system reports and logs shall be demonstrated at the System Workstation.

5.	Correct system start-up and shutdown procedures shall be demonstrated.

6.	All controllers shall be demonstrated to operate in standalone mode.

F.	Acceptance Test of Mechanical Systems

1.	Perform at least two (2) operational tests of the entire mechanical system as described in the specifications.

2.
Give each element of the system an operating test of not less than 48 hours' duration to demonstrate to the satisfaction of the Architect that the control system is functioning properly and that the system is capable of producing the required environmental conditions. During this test, operate the system entirely on automatic control and take periodic readings of the inside and outside wet and dry bulb temperatures. Obtain wet and dry bulb temperatures with a recording thermometer-hygrometer. Conduct tests with outside temperature and humidity conditions as near design conditions as practical.

3.	Winter acceptance test shall be conducted when outside temperatures are at or near 10°F, summer acceptance test shall be conducted when outside temperatures are at or near 90°F db.

4.	Conduct tests during summer and winter outdoor temperature extremes as specified above. Notify Owner seven (7) days in advance of proposed tests.

5.	Record temperature and humidity at an exterior and interior location for each system as designated by the Engineer at least once every hour for 48 hours during tests.

6.	Submit a report detailing the following:
a. Instrument used:

1)	Most recent calibration date.

b.	Date of tests.

c.	Description of test apparatus locations and methods.

d.	Results of tests.

e.	Any abnormal usage of the building or abnormal system characteristics observed during the course of the test.

3.9	RECORD DOCUMENTS

A.
Electronic Media As-Built Documentation: After a successful acceptance demonstration, the Contractor shall submit as-built drawings of the completed project for final approval. After receiving final approval, supply complete 11X17 hard copy as-built drawing sets, together with CO's to the owner. Provide (3) copies of 0 & M Manuals.

B.	Operation and Maintenance Manuals: Submit Operation and Maintenance manuals. Include the following in each manual:

1.
BMS/ATC information for insertion into the Manufacturer's catalog data and specifications on all sensors, transmitters, controllers, control valves, damper actuators, gauges, indicators, terminals, and any miscellaneous components used in the system.

2.	An Operator's Manual which will include detailed instructions for all operations of the system.

3.	An Operator's Reference Table listing the addresses of all connected input points and output points. Settings shall be shown where applicable.

4.	A Programmer's Manual which will include all information necessary to perform programming functions.

5.	A language manual which will include a detailed description of the language used and all routines used by the system.

6.	Flow charts of the control software programs utilized in the Temperature Control System.

7.	Flow charts of the custom software programs utilized in the Temperature Control System.

8.	Complete program listing file and parameter listing file for all programs.

9.	A copy of the warranty.

10.	Operating and maintenance cautions and instructions.

11.	Recommended spare parts list.

12.	Twenty-four (24) hour service phone number and point of contact.

3.10	WARRANTY

A.	All BAS/ATC devices and installation shall be warranted to be free from defects in workmanship and material for a period of one year from the date of job acceptance by the owner. Any equipment, software, or labor found to be defective during this period shall be repaired or replaced without expense to the owner. Factory authorized warranty service shall be available within 50 miles of jobsite.

3.11	INSPECTION

A.	Examine location where controls and equipment are to be installed and determine space conditions and notify architect in writing of conditions detrimental to proper and timely completion of the work.

1.	Do not proceed with the work until unsatisfactory conditions have been corrected.

3.12	INSTALLATION

A.	Install in accordance with manufacturer's written instructions, and with recognized industry practices, to ensure that equipment comply with requirements and serve intended purposes.

B.	Coordinate with the work as necessary to interface installation of equipment with other components of systems.

3.13	FIELD QUALITY CONTROL

A.
Upon completion of installation of the automatic temperature control system and after motors have been energized with normal power source, test system to demonstrate compliance with requirement. When possible, field correct malfunctioning controls then retest to demonstrate compliance. Replace controls which cannot be satisfactorily corrected. Refer to Testing and Balancing Section of this specification.

3.14	SERVICE

A.
After completion of the control system installation, the control manufacturer shall regulate and adjust all temperature sensors, control valves, damper motors, etc., and place in complete operating condition, subject to the approval of the Architect. The control contractor shall provide two complete instruction manuals, in addition to any other manuals called for in this specification, to the Owner's operating personnel. The manual shall include the function and operation of all control components on this project. Complete instructions shall be given to the operating personnel. There shall be two day's instruction given for Winter cycle and two day's instruction for Summer cycle operation.

PART4- SEQUENCE OF OPERATION

4.1	GENERAL

A.
BMS/ATC Contractor shall design, install, program, test, commission and demonstrate a complete and fully functional system capable of meeting the Sequences of Operation detailed below. Provide additional control points and functions as required, even if not specifically called for, if normally considered necessary for a BMS/ATC installation of the size and complexity of this project or if required to implement control sequence.

B.
Listed items of equipment shall be individually controlled by standalone controller. Each controller shall serve only one individual unit. The unit controller shall be supplied by the BMS Contractor and may be furnished to the equipment supplier for factory mounting. The cost to mount, calibrate, program and test the controller and actuator shall be coordinated prior to bid day and included in the BMS price.

1.	Air Handling Unit.

2.	Existing AHU Cooling Coil.

C.	Multiple units may be controlled by individual standalone controllers for all other control points.

D.	Sensor and transducer installation, control power and wiring and communications wiring shall be provided under this division by BMS/ATC Contractor.

E.
Refer to the Systems Points List at the end of this division and equipment schedules on the drawings for required control inputs and outputs for each item of equipment listed in the Sequence of Operation.

4.2	DEFINITIONS

A.	Primary or Production: Part of the circulation loop which directly flows through a chiller.

B.	Secondary or Distribution: Part of the circulation loop which directly flows through terminal units.

4.3	VARIABLE VOLUME AIR HANDLER - AHS-2 & AHS-3

A.	If communication with the BAS is lost, the air handler controllers shall use their default setpoints and operate in the Occupied mode.

B.	Interlocks: Each AHU's return fan

C.	Supply and return fans shall modulate to maintain dust static pressure as measured at the duct pressure sensor, located in the occupied zone.

D.	Occupied Mode:

1.	When the AHU is in the Occupied Mode, the Supply Fan shall operate continuously. The 2- way Cooling Valves, and 2-way heating valves shall modulate in sequence to maintain Discharge Air Temperature.

E.	Unoccupied Mode:

1.	When the AHU is in the Unoccupied Mode, the Supply and Exhaust Fans shall be OFF. The Outside Air, and Cooling Valves shall be closed.

F.	Night Setback Mode:

1.	Supply fan to operate at minimum air flow, maintain set-back space temperature setpoint or lowest associated zone T-stat.

2.	Outside air damper to be closed.

3.	Maintain a 6°F (adj.) offset to setpoint:

a.	Energize heat fully and energize fan at offset. Run until setpoint is reached, then deenergize fan and electric heat.

G.	Morning Warm-Up Mode:

1.
Supply fan shall run continuously and be energized one hour (adj.) prior to scheduled occupied mode start. Energize heating to warm-up occupied space to occupied setpoint of all associated space stats.

2.	O.A. dampers shall be closed.

3.	Cooling shall be locked out.

4.	Energize electric heat fully until setpoint(s) are satisfied, maintain a 95°F (adj.) discharge air temperature.

5.	Revert to occupied mode when all space stats have reached occupied heating setpoint.

H.	Fan Safety Controls:

1.
De-energize the Supply Fans whenever the Stop/Auto interlock is open, the Discharge Air Low Limit is tripped, the fire or smoke stat has tripped, or the Supply Fan Status indicates a failure (after a two minute delay). The Fire-stat, Low Limit and the Fan Failures require a manual reset.

2.	Alarm the BMS with an appropriate alarm message.

I.	Freeze Protection:

1.	A manual reset Mixed Air Low Limit shall turn the Fans OFF if any 12 inches of its sensing element is below its setpoint (35 F, adj.).

2.	The Outside Air Dampers shall also be closed.

J.	Discharge Air Temperature:

1.	Monitor valve position and maintain a D.A.T. which:

a.	Re-sets D.A.T. setpoint up if all heating valves are more than 10% (adj.) open.

b.	Re-sets D.A.T. setpoint down if a given zone's heating valve is fully closed and zone temperature is 2°F (adj.) or more above setpoint.

2.	If D.A.T. drops below 40°F (adj.), de-energize all fans and close the outside air damper.

K.	Hot Water Coil Control:

1.	2-way valves shall modulate to maintain the discharge air temperature.

L.	Cooling Valve Control:

1.
The 2-way Cooling Valves shall modulate to maintain the Discharge Air Temperature at the Discharge Cooling Setpoint (55 F, adj.). The Cooling Valves shall be closed if the air handlers are in the Heating mode, the Fans are OFF, or the Discharge Air Sensors have failed.

2.	Relief Fan Control: (Fan may or may not be part of the AHU.)

3.	Relief fan inlet vanes shall modulate to maintain building static pressure.

4.4	VAV AIR HANDLER- AHU-02-1

A.	If communication with the BAS is lost, the air handler controllers shall use their default setpoints and operate in the Occupied mode.

B.	Configuration per schedule

C.	Operating Mode:

1.
When the AHU is in the Occupied Mode, the Supply Fan shall operate continuously. Any associated Relief Fan shall also operate. The Supply Fan VFD shall modulate to maintain the Duct Static Pressure. The Relief Fan VFD shall modulate to maintain space static pressure. The Cooling Valves, Heating Valves, and Economizer Dampers shall modulate in sequence to maintain Discharge Air Temperature of 55°F (adj.).

D. Unoccupied Mode:

1.
When the AHU is in the Unoccupied Mode, the Supply and Exhaust Fans shall be OFF. The Outside Air, Relief Air Dampers and Cooling Valves shall be closed, and the Heating Valves shall be closed, unless the freeze stat overrides the valve position.

E. Setback Mode:

1.	Cycle supply fan to maintain set-back space temperature setpoint on lowest associated zone stat.

2.	Relief Air and O.A. Dampers shall be closed. Exhaust/Relief fans shall be de-energized.

3.	Cooling shall be locked out.

4.	Maintain a 6°F (adj.) offset to setpoint:

a.	Heating valve fully and energize fan at offset. Run until setpoint is reached, then deenergize fan.

F. Morning Warm-up Mode:

1.
Supply fan shall run continuously and be energized one hour (adj.) prior to scheduled occupied mode start. Energize heating to warm-up occupied space to occupied setpoint of all associated space stats.

2.	O.A. dampers shall be closed. Exhaust/relief fans shall be de-energized.

3.	Cooling shall be locked out.

4.	Terminal units shall operate in the heating mode until all setpoints are satisfied.

5.	Revert to occupied mode when all space stats have reached occupied heating setpoint.

G. Fan Safety Controls:

1.
De-energize the Supply Fans whenever the Stop/Auto interlock is open, the Mixed Air or Discharge Air Low Limit is tripped, the fire or smoke stat has tripped, or the Supply Fan Status indicates a failure (after a two minute delay). The Fire-stat, and the Mixed Air Low limit require a manual reset.

2.	Alarm the BMS with an appropriate alarm message.

H. VFD Control

1.
When the Fans are on, the VFD shall slowly ramp up to setpoint and modulate to maintain the proper Duct Static Pressure or Space Static Pressure. The Static Pressure Sensors shall be located by this Division.

2.	Submit sensor locations to engineer for review.

3.	Sensing device shall be multiple point, non-pulsating static pressure sensing section with self averaging manifold.

I. Economizer Control:

1.
When the Outside Air Temperature is less than the Return Air Temperature, and Cooling is required, the Economizer control shall be enabled. The Outside Air Dampers shall modulate between the adjustable minimum position and full open to maintain the Discharge Air Temperature (55°F adj.) at the Economizer Setpoint (55°F adj.). Cooling via the Chilled Water coil shall be allowed to run with the Outside Air Dampers fully open as long as Outside Air Temperature is less than Return Air Temperature. Heating shall be locked out until Outside Air Damper has returned to the minimum ventilation position. When Outside Air Temperature exceeds Return Air Temperature, Economizer control shall be disabled.

J. Freeze Protection:

1.	A manual reset Mixed Air Low Limit shall tum the Fans OFF if any 12 inches of its sensing element is below its setpoint (35°F, adj.).

2.	The Outside Air and Relief Air Dampers shall also be closed, and the heating valve shall open. Energize the HW freeze protection pump and open all automatic valves in the HW system fully.

K. Outside Air Control:

1.
Indoor air quality shall be maintained by an indoor air quality (C02) sensor mounted in the return air. The sensor shall modulate the outside air and return air dampers to maintain indoor air quality (less than 1000 ppm C02). The controller shall monitor the mixed air temperature and discharge temperature and not allow the mixed air to drop below 45°F {adj.) or the discharge to exceed 60°F (adj.). The outside air damper shall have a preset minimum of 10% (adjustable) and preset maximum of 25% (adjustable).

L. Discharge Air Temperature:

1.	Monitor valve position and maintain a D.A.T. which:

a.	Re-sets D.A.T. setpoint up if all heating valves are more than 10% (adj.) open.

b.	Re-sets D.A.T. setpoint down if a given zone's heating valve is fully closed and zone temperature is 2oF (adj.) or more above setpoint.

2.	If D.A.T. drops below 40°F (adj.), de-energize all fans close the outside air damper to minimum, and open heating valve.

M. Heating Valve Control:

1.	The Heating Valves shall modulate to maintain the Discharge Air Temperature at the Discharge Heating Setpoint (55°F, adj.). The Heating Valves shall be fully closed if the Fans are OFF.

2.	Utilize 2-way valve control on all units.

N. Cooling Valve Control:

1.
The 2-way Cooling Valves shall modulate to maintain the Discharge Air Temperature at the Discharge Cooling Setpoint (55°F. adj.). The Cooling Valves shall be closed if the air handlers are in the Heating mode, the Fans are OFF, or the Discharge Air Sensors have failed.

2.	Utilize 2-way valve control on all units.

4.5	CONTROL OF SMOKE DAMPERS

A.
Provide a normally closed automatic damper in each duct crossing a smoke barrier, and as indicated on the Drawings, at the point where the duct crosses the barriers and at supply fan discharge. Whenever supply fan stops, smoke damper at the fan discharge shall close. Provide one minute time delay to prevent fan start-up until all smoke dampers have opened and 20 second time delay to prevent dampers from closing until fan has stopped. All smoke detectors located at the supply, return and exhaust ductwork of same system shall be one zone. Any smoke detector actuated on the zone shall:

1.	Stop supply fan. (Interlocked fans shall be shut down by means of interlocking).

2.	Start return air fan.

3.	Close return air damper and open relief air damper.

4.	Open all smoke dampers on return air duct of that system. Whenever return air fan is off, smoke dampers on return air duct shall close. (Provide time delay as described above).

5.	Close smoke dampers in supply ductwork. This can be done either by using E-p switch at supply fan starter or by using an E-p switch at each floor wired from same zone.

4.6	DOC SYSTEM POINTS LIST

A.
General: Provide individual inputs or output for each point listed in the points list (See Appendix). Provide any additional points not listed in the points list, but required to meet the sequences of operation, at no additional cost to the owner. All analog outputs shall be 4-20mA, 0-1OVDC, or 0-20VDC unless otherwise indicated. AO =Analog Output; AI =Analog Input; DO = Digital (binary) Output; Dl =Digital (binary) Input.

AHU-02-1	Supply Fan Start/Stop	DO
	Supply Fan VFD	AO
	Return Fan Start/Stop	DO
	Return Fan VFD	AO
	Cooling Coil Control Valve	AO
	Hot Water Preheat Coil Control Valve	AO
	Hot Water Freeze Protection Circ Pump	DO
	Outdoor Air Damper	AO
	Freezestat	DI
	Leaving Air Temp	AI
	Entering Air Temp	AI
	Supply Duct Pressure Transducer	AI
	Return Duct Pressure Transducer	AI
	Supply Fan Status (CT)	DI
	Return Fan Status (CT)	DI
	Smoke Detector(s)	DI
	Fire Stat	DI
	Filter Pressure Drop	AI
	Air Flow (CFM)	AI
AHS-2	Supply Fan Start/Stop	DO
	Supply Fan VFD	AO
	Cooling Coil Control Valve	AO
	Hot Water Reheat Coil Control Valve	AO
	Outdoor Air Damper	AO
	Freezestat	DI
	Leaving Air Temp	AI
(Provide all new sensor & CHW ACV, reuse existing HW control valves)	Entering Air Temp	AI
	Supply Duct Pressure Transducer	AI
	Supply Fan Status (CT)	DI
	Smoke Detector(s	DI
	Fire Stat	DI
	Filter Pressure Drop	AI
	Air Flow (CFM)	AI

AHS-4	Supply Fan Start/Stop	DO
	Cooling Coil Control Valve	AO
	Hot Water Reheat Coil Control Valve	AO
	Freezestat	DI
	Leaving Air Temp	AI
	Supply Duct Pressure Transducer	AI
	Supply Fan Status (CT)	DI
	Smoke Detector(s	DI
	Fire Stat	DI
	Air Flow (CFM)	AI
Heat Exchanger	Chilled Water Control Valve (Modulate)	AO
	Entering CHW Temp	AI
	Leaving CHW Temp	AI
	CHW Differential Pressure Transducer	DI
	CHW Flow (Meter)	AI
	Entering GCHW Temp	AI
	Leaving GCHW Temp	AI
	GCHW Differential Pressure Transducer	AI
	GCHW Automatic valve Open/Close	DO
GCHW Pumps	Pump Start/Stop	DO
(Each Pump)	Pump Status (CT)	DI
	Pump VFD	AO
	Pump Failure Alarm	DI
RFS-2	Return Fan Start/Stop	DO
	Return Fan Status (CT)	DI
	Return Fan VFD	AO
Each BTU Meter	Instantaneous Water Flow	AI
	Supply Water Temperature	AI
	Return Water Temperature	AI
	Cumulative BTUs (report once per day)	AI

END OF SECTION

SECTION 23 21 23

HVAC PUMPS

PART 1 -GENERAL

1.1	MOTOR HORSEPOWER

A.	Do not increase or decrease motor horsepower from that specified without written approval from Architect/Engineer. See Section 23 05 01.

B.
Select pumps so that for single pump application at a minimum, brake horsepower does not exceed motor horsepower at rating point, and does not exceed motor horsepower plus service factor on impeller curve at 125% rated flow. For parallel pump application motor horsepower shall be selected such that pump can operate at any point on the pump curve without overloading.

1.2	SUBMITTALS

A.	Manufacturers Product Data: Submit manufacturer's product data on pumps.

1.	Include pump curve and mark rating point. Also include single pump operating point for a parallel pump application.

2.	Show maximum allowable operating temperature and pressure.

3.	Note in red any deviations from specified construction.

4.	Show impeller diameter indicate maximum impeller diameter for pump volute provided, and indicate if impeller is machined down.

PART 2- PRODUCTS

2.1 IN-LINE CIRCULATOR FOR HEATING (Small- Horizontal Motor)

A.	Manufacturers:

1.	Design Basis: Bell & Gossett

2.	Other Acceptable Manufacturers:

a.	Taco

b.	Armstrong

c.	Aurora

B.	Design Conditions:

1.	Pressure: 125 psig

2.	Temperature: 225°F

C.	Construction:

1.	Motor Mount: Resilient.

2.	Bearings: Sleeve, bronze, oil lubricated.

3.	Casing: Cast iron.

4.	Impeller: Steel, cadmium plated, cast iron, or bronze.

5.	Shaft: Steel with copper sleeve or stainless steel.

6.	Seal: Mechanical.

7.	Coupler: Spring or flexible sleeve.

8.	Motor: Open, Drip Proof

D.	The pumps shall be of the horizontal, oil-lubricated type, specifically designed and guaranteed for quiet operation. Suitable for 125# working pressure.

E.
The pumps shall have a ground and polished steel shaft with a hardened integral thrust collar. The shaft shall be supported by two horizontal sleeve bearings designed to circulate oil. The pumps are to be equipped with a watertight seal to prevent leakage. The motor shall be nonoverloading at any point on pump curve. Impellers shall be of bronze construction.

2.2	CLOSE COUPLED END SUCTION

A.	Manufacturers:

1.	Design Basis: Bell & Gossett

2.	Other Acceptable Manufacturers:

a.	Armstrong

b.	Aurora

c.	Pacific

d.	Taco

e.	Peerless

B.	Design Conditions:

1.	Pressure: 150 psig

2.	Temperature: 225°F

C.	Model: 1531

D.	Construction:

1.	Casing: Cast iron.

2.	Impeller: Bronze, statically and dynamically balanced.

3.	Wear Ring: Bronze.

4.	Shaft: Steel with bronze sleeve or stainless steel.

5.	Shaft Seal: Mechanical.

6.	Maintenance Access: Back pull-out without disturbing piping.

2.3	BASE MOUNTED END SUCTION

A.	Manufacturers:

1.	Design Basis: Bell & Gossett

2.	Other Acceptable Manufacturers:

a.	Allis-Chalmers

b.	Taco

c.	Armstrong

d.	Peerless

e.	Aurora

B.	Design Conditions:

1.	Pressure: 150 psig

2.	Temperature: 225°F

C.	Construction:

1.	Casing: Cast iron, with integral pedestal support.

2.	Impeller: Bronze, statically and dynamically balanced.

3.	Wear Ring: Bronze, Replaceable

4.	Shaft: Steel with bronze sleeve or stainless steel.

5.	Shaft Seal: Mechanical, carbon-ceramic, internally flushed.

6.	Base Plate: Steel or cast iron. Integral drip pan on chilled water and waterside economizer service.

7.	Drive: Flexible couple.

8.	Bearings: Grease lubricated ball bearings. Bearing housing supported from base plate.

D.
The casing and suction head of the pump shall be of cast iron material and end suction, vertical split type. Casing and suction head shall be equipped with 125# ANSI flanges. Pumps shall be assembled on heavy duty fabricated structural steel base plates, which bases must include drip rim with tapped drain connections, which shall be piped to nearest floor drain. The impeller shall be of the enclosed type and shall be bronze. The impeller shall be statically and hydraulically balanced and keyed to the shaft. Efficiency and unit maximum BHP shall be quoted and guaranteed. Maximum head shall occur at and only at the no flow condition. The shaft shall be of steel material and removable shaft and shall be stainless steel. Bearings shall be single row, ball type and lubricated.

E.
Stuffing box housing shall be deep enough to allow for a single John Crane type (1) mechanical seal. Each pump shall be flexibly coupled to a motor, Class B, DP enclosure. A flexible coupling with coupling guard shall be used. Except where otherwise noted, bearings shall be grease lubricated. Seals to be capable to withstand system condition for water temperature chemical treatment content as hereinafter specified. Provide John Crane cyclone separator to insure clear water flushing of the seal faces.

F.
Pumps shall have capacities as scheduled on the Drawings. Pumps shall be selected to operate at or near their point of peak efficiency thus allowing for operation at capacities of approximately 25% beyond design capacity. In addition, the design impeller diameter shall be selected so that the design capacity of each pump (GPM and TDH) shall not exceed 90% of the capacity obtainable with maximum impeller diameter at the design speed for that model or as approved.

G.	Casings shall be provided with suitable steel lifting lugs.

H.
Pump shall be drawn down slightly on the foundation bolt nuts. Provide a form or dam around the contour of the bed plate. Pour grout through holes, provided for this purpose, in sufficient quantity to reach a level of 3/4" to 1" above the bottom of the bed plate. Allow grouting to set thoroughly, then proceed with pipe connections.

PART 3- EXECUTION

3.1 INSTALLATION

A.	General:

1.	Install pumps to allow complete removal without dismantling connecting piping.

2.	Provide air cock and drain connection on pump casing.

3.	Decrease from line size with long radius reducing elbows or concentric reducers, or suction diffusers.

4.	Support piping adjacent to pump so that no weight is carried on pump casings.

5.	Comply with manufacturers recommendations for support of inline pumps. Provide support for motors when mounted horizontally. Verify Manufacturer's allowable motor position and install accordingly.

6.	Provide supports under elbows on pump suction and discharge line.

7.	Provide pressure gauge with piping and gauge cock to measure pressure of strainer inlet, pump suction, and pump discharge.

8.	Manufacturer's representative shall verify proper pump operation.

9.	Provide gate valves to allow isolation of pump from system.

10.	Provide check valve as pump discharge.

B.	Motor Mount- Inline Pumps:

1.	Verify motor position (vertical or horizontal) with manufacturer's installation instructions.

2.	Provide proper pump support in accordance with manufacturer's installation instructions.
Do not support pump from equipment.

3.	Provide adequate clearance around pump for motor and shaft removal.

C.	Level and Alignment- Base Mounted Pumps:

1.	Before any piping or electrical connections are made, level and align pumps and motors on bases and foundation pads using an indicating micrometer.

2.	After connections have been made and just prior to placing each pump in operation, recheck levels and alignments.

a.	Make adjustments to assure that shaft rotates freely when turned by hand and that pump is quiet in operation.

b.	When adjustments are completed, tightly bolt and grout motor and pump.

D.	Lubrication: After completion of the system and before start-up, lubricate the pumps.

E.	Impeller Trim: Remove impeller and machine down if more than 25% of the total pump head must be throttled by the pump discharge valve.

F.	Pipe drip pan base to floor drain.

G.	Fully grout base mounted pumps to housekeeping pads or inertia base per manufacturers recommendations.

H.
All pump casings shall be hydrostatically tested at 1-1/2" times design working pressure. The pump manufacturer shall be responsible for his service department aligning in the field prior to start-up of all flexibly coupled units. Alignment shall be with dial indicator with accuracy of plus or minus .002 inches. The pump manufacturer must submit a written report certifying that the alignment work had been performed by his personnel and that the pumps are ready for operation.

END OF SECTION

SECTION 23 57 00

HEAT EXCHANGERS

PART 1 -GENERAL

1.1	QUALITY ASSURANCE

A.	ASME construction:

1.	Provide exchanger with ASME "U" stamp.

2.	Provide inspection certificate.

B.	Submittals: Submit manufacturer's product data.

1.	Include the following:

a.	Materials.

b.	Design working pressure and temperature.

c.	Entering and leaving conditions…

d.	Fouling factors.

e.	Flow rates.

f.	Pressure drops.

PART 2- PRODUCTS

2.1 PLATE TYPE HEAT EXCHANGERS

A.	Manufacturers:

1.	Plat Concepts, Inc

2.	Bell & Gossett

3.	Normark.

4.	Baltimore Air Coil

5.	Graham

B.	Construction:

1.	Plates: Stainless steel.

2.	Frames: Carbon steel.

a.	Finish: Baked enamel.

3.	Gaskets: Nitrile rubber.

4.	Nozzles: 150 lb. Steel flanged.

C.	Certifications:

1.	AHRI

D.	WARRANTY

1.	The warranty period shall be 3 years from date of shipment.

E.	FRAME COMPONENTS

1.	Preference will be given to single pass designs with all connections on the fixed cover.

2.	The fixed and movable covers shall be of sufficient thickness for the design pressure and code requirements and shall have no welded reinforcements or stiffeners.

3.
The movable cover shall be provided with a steel roller bearing for units greater than 50" in height (from bottom of feet). This allows the movable cover to be moved without additional rigging or handling equipment.

4.	The carrying and guide bars shall be designed to allow for expansion of at least 15%.

5.	The carrying and guide bars guiding system shall be precision manufactured of stainless steel to prohibit corrosion and facilitate movement of the plates. Painted or plated surfaces are not permitted.

6.	Entire frame shall be bolted together to allow unit to be field assembled to permit rigging into place. Welding of the frame components is not permitted.

7.	Plate and carrying bar design shall permit the removal or access to any plate in the plate pack without the need to remove any other plates.

8.	Provide lifting lugs designed to allow lifting of the entire units flooded weight.

9.	All steel surfaces shall be thoroughly cleaned and prepared for painting. Painting over mill scale is not acceptable. All steel components shall be Aliphatic Acrylic Polyurethane coated.

F.	CONNECTIONS

1.	Connections shall be ANSI flanged type.

2.	To avoid leakage on port area, studded port design should be provided on heat exchangers with connections greater than 2". Flanged nozzle connections are not acceptable.

G.	COMPRESSION BOLTS

1.	Compression bolts shall not require special tools and shall be equipped with lock washers at the movable cover to facilitate opening and closing of the unit from the fixed cover.

2.	Compression bolts shall be equipped with captive nuts at the fixed cover and threaded nuts at the movable cover. Welding of the nut to the closure bolt is prohibited.

3.
Bolts shall be provided with rolled threads to reduce galling and double width hex nuts to adequately distribute the load, plus ball bearing box washers at all critical closing bolts on all units greater than 50" in height.

4.	Bolts shall be liberally coated with lubricant and rust prevention caoting, and covered with a plastic protective sleeving for protection. Zinc plating is prohibited.

5.	The bolting system shall be designed so that only (4) compression bolts are required opening and closing of the unit.

H.	PLATES

1.	The plate and frame heat exchanger shall consist of pressed type ALLOY 304 to provide the required heat transfer area to meet the operating conditions specified.

2.	Individual plates shall be pressed from a homogeneous single metal- sheet in one step.
No multi-stage pressing of one sheet is allowed.

3.
Each heat transfer plate to be with herringbone corrugations to optimize heat transfer with nominal pressure loses. Corrugations to be designed to provide support to adjacent plates at evenly distributed support points to allow pressurization of each circuit to a full differential of 1.3 times the design pressure for one hour without buckling or deformation of the heat transfer plates.

4.	All plates and gaskets shall be permanently marked to identify quality and material.

5.
Each heat transfer plate shall have a built-in self-aligning system to accurately locate the plates in the frame assembly and prevent lateral plate movement and maintain maximum gasket contact under pressure.

6.	Plates shall be reinforced on the upper and lower mounting slots to avoid bending hangers on the plates.

7.	The plate and frame heat exchanger shall be designed to perform the capacities and pressure drops as shown on the schedule. Plates to be ALLOY 304 with 28 finish and tapered gasket grooves.

8.	The plate pack shall be covered with an aluminum shroud in accordance with OSHA.

I.	GASKETS

1.	Gaskets shall have relieving grooves to prevent intermixing of fluids and cause leak to flow to outside of unit.

2.	One piece molded CLIP-ON NBR gaskets are required and shall fit around both the heat transfer area and the port holes.

3.	Gaskets shall not contain adhesives.

J.	INSULATION

1.	Provide manufacturer specified insulation kit with vapor barrier and sufficient insulation thickness to prevent condensation

2.	Insulation kit shall be easily removable for inspection and maintenance of the heat exchanger.

PART 3 ·EXECUTION

3.1 INSTALLATION OF PLATE TYPE HEAT EXCHANGERS

A.	Coordinate with piping arrangement so that plates may be removed.
END OF SECTION

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